Exhibit 10.2

SOUTH STATE BANK

EXECUTIVE CONSULTING AGREEMENT

This Executive Consulting Agreement (the “Agreement”) is entered into effective as of September 1, 2019  by and between South State Bank (the “Bank”), a South Carolina state-chartered bank, and South State Corporation, the bank holding company organized under the laws of the State of South Carolina and the holding company for the Bank (“SSB”), Joseph E. Burns (the “Consultant”), a resident of the state of South Carolina.

WITNESSETH:

WHEREAS, the Consultant will retire from the Bank and SSB effective as of September 1, 2019 (the “Effective Date”), and the Bank desires to retain the Consultant to provide consultation on credit administration and to transition his institutional knowledge and experience and to provide input into certain credit practices throughout the Bank;

WHEREAS the Consultant desires to accept such engagement on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Bank and the Consultant, each intending to be legally bound, agree to the following terms and conditions:

Section 1          Engagement; Consultant Relationship; Duties.

The Bank hereby engages the Consultant, and the Consultant hereby agrees to render, at the request of the Bank, consulting services to the Bank during the Term (as defined below) in connection with the business of the Bank.  The Consultant shall report to the Chief Executive Officer of the Bank or to such other person(s) as the Chief Executive Officer shall designate.  This is a services contract for the services of the Consultant.  The Consultant is expected to devote seven (7) hours or less per week on average of business time and efforts to the performance of services for the Bank, provided any such services so designated shall be reasonably consistent with the responsibilities described above.  The Consultant shall use his best efforts in such endeavors.  The Consultant shall also perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

Section 2          Term and Termination.

The term of the consulting services to be provided pursuant to this Agreement shall commence on September 1, 2019 and shall continue until the earliest of (i)  August 31, 2020 (the “Term”); (ii) the Consultant’s death; or (iii) the Consultant’s Disability; provided that the Term may be extended with the approval of both the Bank and the Consultant.

Consultant agrees and acknowledges retirement and termination of employment with the Bank and SSB effective as of September 1, 2019 and the termination of the Second Amended and Restated Employment and Non-Competition Agreement dated December 31, 2008 between SSB and

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

Executive. From and after September 1, 2019, Consultant will be an outside consultant of the Bank and SSB in accordance with the terms and conditions of this Agreement.

Section 3          Compensation.

During the Term, as compensation for all services rendered by the Consultant under this Agreement, the Bank shall pay the Consultant at a monthly rate of $12,500.00,  commencing as of September 2019 and monthly thereafter on a regular date established by the Bank.  By reason of the Consultant’s relationship with the Bank as an independent contractor, all sums required to be paid by the Bank to the Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. The Consultant acknowledges and agrees that the Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless the Bank for any liability, claim, expense or other cost incurred by the Bank arising out of or related to the obligations of the Consultant pursuant to this Section.

If Consultant dies or becomes disabled, ending the Term, the sum of monthly payments through August 31, 2020 that had not been paid as of the date of death or disability, as applicable, will be paid in a single sum payment to Consultant’s beneficiary  (as designated in writing by Consultant with respect to this Agreement or, in the absence of such designation, to Consultant’s estate) in the event of death or to Consultant in the event of disability.

Section 4          Expenses.

In addition, the Consultant shall be reimbursed by the Bank for reasonable business expenses, in accordance with Bank policies, incurred by Consultant in providing services to the Bank during the Term.  The Bank’s obligation to reimburse the Consultant pursuant to this Section shall be subject to the prompt presentation to the Chief Executive Officer, or his designee(s), by the Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with any policies of the Bank in effect from time to time.  The Bank shall pay such reimbursements as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

Section 5          Independent Contractor.

The Consultant is an independent contractor providing services to the Bank.  The Consultant will be granted no policymaking authority by the Bank and the Consultant is not an agent of the Bank and shall have no right to bind the Bank, except as expressly and duly authorized by affirmative action of the Chief Executive Officer or Board of Directors of the Bank.  The Bank, as appropriate, will report all payments to be made hereunder on IRS Forms 1099 as payments to the Consultant for independent contracting services.  The Consultant shall not be entitled to participate in any employee benefits plans or programs of the Bank.  The Bank shall not carry worker’s compensation insurance to cover the Consultant.  The Bank shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits (other than those described in Section 3 above) that might be expected in an employer-employee relationship.

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

Section 6          No Assignment.

Consultant’s services depend on performance by Consultant and Consultant cannot subcontract his duties or cause any other person or entity to perform his services.  The Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of the Bank.  Any attempted assignment or transfer by Consultant of his obligations without such consent shall be wholly void.  Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by the Bank’s successors and assigns.

Section 7          Confidential Information, Noncompetition and Right to Obtain an Injunction.

Consultant agrees that Sections 8, 9 and 10 of the Second Amended and Restated Employment and Non-Competition Agreement dated December 31, 2008 between SSB and Consultant  (“Prior Agreement”) shall be incorporated herein by this reference thereto, notwithstanding Section 9 below, provided that (i)  the Noncompetition Period under this Agreement shall be for the Term plus 13 months following termination of this Agreement, (ii) all references in the Prior Agreement to employment and termination of employment shall refer to the consulting services and termination of consulting services under this Agreement in lieu thereof, (iii) references to Company shall mean SSB and the Bank.  Thus, the Noncompetition Period, as defined herein, shall be during the Term of this Agreement and for the 13 months following termination of this Agreement (through September 30, 2021).  Consultant acknowledges that the confidentiality and noncompetition terms under this Agreement, as incorporated herein from the Prior Agreement, are in addition to and not in lieu of similar restrictive covenants in any equity grant or other agreement or policy of the Bank and SSB.

Section 8          Return of Property.

On the expiration of the Term or any earlier termination of this Agreement for any reason, or at any time during the Term of this Agreement, on the request or direction of the Bank, the Consultant will immediately deliver to the Bank any or all equipment, property, material, Confidential Information, Trade Secrets, Work Product or copies thereof which are owned by the Bank and are in Consultant’s possession or control.  This includes documents or other information prepared by Consultant, on Consultant’s behalf or provided to Consultant in connection with Consultant’s duties while serving as a consultant to the Bank, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information.  Consultant hereby warrants that Consultant will not retain in any form such documents, Confidential Information, Trade Secrets, Work Product or other information or copies thereof.  Consultant may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

Section 9          Termination of Other Contracts and Waiver of Rights.

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

Except as otherwise provided in Section 7,  Consultant represents and agrees that he retired and that his employment with the Bank and SSB terminated effective as of September 1, 2019 and that the Prior Agreement is terminated and cancelled as of September 1, 2019. Consultant forever waives, releases and discharges the Bank, SSB and any of their subsidiaries, shareholders or affiliates and any of their successors and assigns from any claims, rights and privileges Consultant has or may have had under the Prior Agreement other than the final payment and benefits that would be due any employee upon termination of employment.

Section 10        Compliance with Regulatory Restrictions.

Notwithstanding anything to the contrary herein, and in addition to any other restrictions stated in this Agreement, any compensation or other benefits paid to the Consultant shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank.  The Consultant agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Consultant are limited, shall not be a breach of this Agreement by the Bank.  In the event that the Bank is required to make any adjustment to the Consultant’s compensation or benefits in order to comply with any applicable legal and regulatory requirements, such changes shall be made in a manner such that, to the maximum extent legally possible, the Consultant is put in the same economic position as he would have been absent such regulatory restriction or intervention.

Section 11        Entire Agreement and Modification of Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by the Bank, except as otherwise provided herein.  This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

Section 12        Notice.

All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Bank:                520 Gervais Street

Columbia, South Carolina 29201

Attention:  Susan Bagwell

If to the Consultant:       Joe E. Burns

[address]

All notices, requests, waivers and other communications may also be sent to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (i) when personally delivered to the party to be notified; (ii) when sent by confirmed facsimile to the party to be notified; (iii) five business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (iv) two business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten days’ written notice of the new address in the manner set forth above.

Section 13        Miscellaneous.

The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.   The duties and obligations contained in Sections 7 and 9 shall survive the expiration or termination of this Agreement.

Section 14        Multiple Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

Section 15        Arbitration

With the exception of enforcement of the covenants discussed in Sections 7  and 9 of this Agreement, all claims, disputes and other matters in question between the Bank, or it successors, and the Employee including those arising out of, or relating to, this Agreement or the validity, interpretation, enforceability or breach thereof, which are not resolved by agreement of the parties, shall be subject to binding and mandatory arbitration pursuant to the South Carolina Uniform Arbitration Act contained in S.C. Code §§ 15-48-10 et seq., as amended from time to time. Such arbitration shall be held in Columbia, South Carolina and shall be conducted in accordance with the rules of the American Arbitration Association, and judgment upon such award may be entered in any court having jurisdiction. The expenses of the arbitration shall be borne by the Bank or its successor; however, each party shall bear his or its own costs and attorney’s fees unless a statutory cause of action provides for such an award.

Section 16        Applicable Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of South Carolina.

Section 17        Headings; Capitalized Terms.

The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. Whenever used in this Agreement, the following capitalized terms and their variant forms shall have the meanings set forth below:

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

(a)        “Disability” means that the Consultant’s inability to perform the essential services contemplated by this Agreement for a period of 90 or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Bank.

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IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

SOUTH STATE CORPORATION

By:
Name:	Susan Bagwell
Title:	Executive Vice President, Human Resources Director

SOUTH STATE BANK

By:
Name:	Susan Bagwell
Title:	Authorized Signatory

CONSULTANT

By:
Name:	Joseph E. Burns